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                                                                    EXHIBIT 99.9


                                                                October 27, 2003



                      MORGAN STANLEY & CO INTERNATIONAL LTD
                              LAZARD FRERES BANQUE




                      TRANSMITTED BY EUROCLEAR FRANCE S.A.



                                      ALCAN

   OFFER TO EXCHANGE PECHINEY COMMON SHARES, PECHINEY BONUS ALLOCATION RIGHTS
              AND PECHINEY OCEANES HELD BY U.S. HOLDERS OF PECHINEY


      II. TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER



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   II. TECHNICAL NOTICE TO INTERMEDIARIES WITH RESPECT TO THE U.S. OFFER



   OFFER TO EXCHANGE PECHINEY COMMON SHARES, PECHINEY BONUS ALLOCATION RIGHTS
              AND PECHINEY OCEANEs HELD BY U.S. HOLDERS OF PECHINEY



PECHINEY ADSs CANNOT BE TENDERED BY MEANS OF THE ENCLOSED FORMS OF ACCEPTANCES. THESE INSTRUCTIONS AND TRANSMITTAL MATERIALS SHALL BE USED ONLY IF YOUR CLIENTS RESIDENT IN THE U.S. OR CANADA HOLD PECHINEY COMMON SHARES, PECHINEY BONUS ALLOCATION RIGHTS OR PECHINEY OCEANEs THROUGH A FRENCH FINANCIAL INTERMEDIARY OR THROUGH A U.S. CUSTODIAN.



                                                               October 27, 2003



To French Financial Intermediaries and U.S. Custodians :


On behalf of Alcan Inc., a Canadian corporation ("Alcan"), we hereby inform French financial intermediaries and U.S. custodians of Alcan's offer (a) to exchange, for each common share of Pechiney, a French societe anonyme ("Pechiney"), nominal value of E15.25 per share (each, a "Pechiney Common Share"), each 10 bonus allocation rights of Pechiney, each right entitling its holder to 0.1 of a Pechiney Common Share (the "Pechiney Bonus Allocation Rights"), or each two American depositary shares of Pechiney, each representing one-half of one Pechiney Common Share (the "Pechiney ADSs"): (i) E24.60 in cash and (ii) the number of common shares of Alcan, without nominal or par value (the "Alcan Common Shares"), equal to 22.9 divided by the "Reference Value," as defined below, provided, however, that this number of Alcan Common Shares shall in no event be less than 0.6001, and (b) to purchase each bond issued by Pechiney that is convertible or exchangeable into new or existing Pechiney Common Shares (obligations a option de conversion en actions nouvelles et/ou d'echange en actions existantes) (each, a "Pechiney OCEANE") for E83.40 in cash, in each case on the terms and subject to the conditions set forth in the prospectus, dated October 24, 2003 (the "Prospectus") and the related letter of transmittal and forms of acceptance (the "U.S. offer").



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The U.S. offer is being made separately from a French offer, which is open to all holders of Pechiney Common Shares, Pechiney Bonus Allocation Rights and Pechiney OCEANEs who are located in France and other jurisdictions outside the United States and Canada (to the extent permitted by law and regulations) (the "French offer"). Both offers are being made on the same terms and completion of the offers is subject to the same conditions. Terms used in this document to the extent not defined herein shall have the same meaning as in the Prospectus.


1.    PECHINEY SECURITIES TARGETED BY THE U.S. OFFER

Alcan is offering to acquire all of Pechiney's share capital and equity securities, including:

- all issued and outstanding Pechiney Common Shares, and all Pechiney Common Shares held as treasury stock;

-  all of the outstanding Pechiney OCEANEs;

- all of the Pechiney Common Shares that are issuable prior to the expiration of the offers upon the conversion of Pechiney OCEANEs;

-  all of the outstanding Pechiney Bonus Allocation Rights;

-  all of the outstanding Pechiney ADSs; and

- all Pechiney Common Shares issuable upon the exercise of Pechiney stock purchase options or Pechiney stock subscription options that are or may become exercisable prior to the expiration of the U.S. offer.

2.    TERMS OF THE OFFER





For each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights (each Pechiney Bonus Allocation Right entitling the holder to 0.1 of a Pechiney Common Share) or each 2 Pechiney American Depositary Shares, or ADSs (each Pechiney ADS representing one-half of one Pechiney Common Share) tendered:


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         -    E24.60 in cash, and



         - the number of Alcan Common Shares equal to 22.9 divided by the "Reference Value," defined as the greater of (a) 27.4 and (b) the "Average Value," as defined below, provided, however, that this number of Alcan Common Shares shall in no event be less than 0.6001.



For each Pechiney OCEANE tendered:



         -    E83.40 in cash.



Alcan reserves the option, subject to the agreement of Morgan Stanley & Co. International Ltd. and Lazard Freres Banque, the presenting banks for the French offer, of substituting an equivalent amount of cash in place of all or a portion of the Alcan Common Shares to be issued as consideration in the offers, valued at the Average Value. Alcan will determine before the open of the fifth French trading day before the expiration of the offers the portion, if any, of the Alcan Common Shares to be substituted with cash. The same amount of additional cash, if any, and the same number of Alcan Common Shares, will be paid for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights and each 2 Pechiney ADSs tendered. The number of Alcan Common Shares to be issued for each Pechiney Common Share, each ten Pechiney Bonus Allocation Rights or each two Pechiney ADSs, after determination of the portion of the consideration paid in cash, is called the "Offered Exchange Ratio." The Offered Exchange Ratio will be rounded to the nearest four decimal places (0.00005 being rounded to 0.0000).



The "Average Value" will be equal to the arithmetic average of the volume weighted average daily trading prices of Alcan Common Shares on the New York Stock Exchange as they appear on the Bloomberg on-line information service (code: VWAP) (expressed in U.S. dollars and translated into euros at each applicable day's noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York) for 10 U.S. trading days, chosen at random by a French judicial officer (huissier de justice) from among the 30 U.S. trading days between (but not including) the 36th and 5th U.S. trading day preceding the expiration date of the offers. The French judicial officer will choose the 10 U.S. trading days from among the pool of 30 U.S. trading days by lot, in a process that will ensure that each of the 30 U.S. trading days has an equal chance of being selected. Neither the French judicial officer nor the Company will have any advance knowledge of, or control over, the 10 U.S. trading days that are chosen. Alcan will announce by press release the Average Value and the Offered Exchange Ratio, together with the portion of the consideration to be paid in cash, as described above, before the open of the fifth French trading day before the expiration date of the offers.



If, following the conclusion of the offers (including any subsequent offering


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period), the number of Pechiney securities tendered into the offers, as indicated in the results of the offers published by the CMF, represents more than 95% of the capital and voting rights of Pechiney (based on the same classes of capital listed in the numerator and the denominator of the minimum tender condition described below), Alcan will provide the following additional consideration to the tendering Pechiney securityholders:



-    E1 for each Pechiney Common Share tendered in the offers;



-    E0.10 for each Pechiney Bonus Allocation Right tendered in the offers;



-    E0.50 for each Pechiney ADS tendered in the offers; and



-    E0.40 for each Pechiney OCEANE tendered in the offers.


Holders of Pechiney stock purchase options or Pechiney stock subscription options who wish to tender into this offer must exercise their options, and the Pechiney Common Shares must be credited to their accounts, prior to the expiration date of the offer in order to be able to participate.


The U.S. offer will begin on October 27, 2003 and end at 5:00 P.M., New York City time, on November 24, 2003, unless the expiration date of the French offer period is set at a later date or unless it is extended or it lapses or is withdrawn prior to that time on the basis of the conditions of the offers as described in the Prospectus.



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The French Conseil des Marches Financiers, or CMF, may decide to extend the offer period under certain circumstances related to, among other things, the success of the offers or the initiation of a competing offer, in which case the U.S. offer period will be likewise extended. Your clients must tender their Pechiney securities before the expiration of the U.S. offer to participate.

Pechiney securityholders who want to exchange or tender their Pechiney securities according to the proposed terms must submit the enclosed forms of acceptance, signed by them.

3.    FRACTIONAL SHARES


No fractional Alcan Common Shares will be issued in connection with the offers. Each tendering Pechiney securityholder will receive for the portion of the offer consideration consisting of Alcan Common Shares:



o the number of Alcan Common Shares equal to the Offered Exchange Ratio, determined as described above multiplied by the number of Pechiney Common Shares and/or the number of Pechiney Bonus Allocation Rights divided by 10 and/or the number of Pechiney ADSs divided by 2 tendered by the Pechiney securityholder in the offer. This number of Alcan Common Shares will be rounded to the next lowest whole number.



o in lieu of any fractional Alcan Common Share that would otherwise be issued, an amount in cash (in euros, rounded to the nearest euro cent) equal to the product of the relevant fraction of an Alcan Common Share multiplied by the average sale price on the New York Stock Exchange of the aggregated fractional Alcan Common Shares that would have otherwise been issued in the offers, converted into euros at the applicable day's U.S. dollar/euro noon buying rate in New York City for cable transfers payable in euros, certified for customs purposes by the Federal Reserve Bank of New York. These aggregated fractional Alcan Common Shares (rounded down to the nearest whole Alcan Common Share) will be sold on the market by a registered intermediary charged with organizing these sales, no later than six French trading days following the settlement of the offers.



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4.    CONDITION TO THE U.S. OFFER


Valid acceptances, that have not been withdrawn at the end of the offering period, in respect of Pechiney securities representing a majority of the total share capital and voting rights in Pechiney, calculated on a fully diluted basis on the closing date of the offers, are tendered in this offer and the French offer, on a combined basis.

For the purpose of calculating whether this threshold has been met:

   - the numerator will include all the Pechiney securities tendered in this offer and the French offer, on a combined basis, including all (i) Pechiney Common Shares tendered and Pechiney ADSs tendered (each Pechiney ADS representing one-half of one Pechiney Common Share), (ii) Pechiney Common Shares underlying all tendered Pechiney OCEANEs (taking into account the number of Pechiney Common Shares into which the tendered Pechiney OCEANEs could be converted on the expiration date of the offers), and (iii) Pechiney Common Shares underlying all tendered Pechiney Bonus Allocation Rights (each Pechiney Bonus Allocation Right entitling the holder to 0.1 of a Pechiney Common Share).

   - The denominator for this calculation will be comprised of Pechiney's fully diluted share capital, including all: (i) issued and outstanding Pechiney Common Shares and treasury stock held by Pechiney, (ii) Pechiney ADSs (each Pechiney ADS representing one-half of one Pechiney Common Share) and
      (iii) Pechiney Common Shares underlying Pechiney OCEANEs, Pechiney Bonus Allocation Rights, and all outstanding Pechiney subscription stock options (whether or not exercisable during the offer period).


Under French law and regulations, a waiver of the minimum tender condition is deemed an improved offer and Alcan may only file an improved offer with the CMF on or prior to the date that is five French trading days prior to the expiration of the offer period. If this minimum tender condition is not met, the offers will lapse. Neither Alcan nor Pechiney securityholders will know whether the minimum tender condition has been met until the results of the offers are published by the CMF following the expiration of the tender offer period.






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In accordance with French law and regulations, Alcan reserves the right to withdraw the offers (i) within five French trading days following the date of publication by the CMF of the offer calendar for a competing offer for Pechiney or an improved bid by a competing bidder or (ii) with the prior approval of the CMF if, prior to the publication by the CMF of the definitive results of the offers, Pechiney adopts definitive measures that modify Pechiney's substance ("modifiant sa consistance") or if the offers become irrelevant ("sans objet") under French law.


5.    CENTRALIZATION OF THE ORDERS

You will notify Euronext Paris S.A. of the number of Pechiney securities for which you received tender orders and deliver the corresponding securities to Euronext Paris S.A. according to the procedures described in the notice of Euronext Paris S.A. Model forms of acceptance are hereto attached at Annex B-D to be used by holders of Pechiney securities in accepting the U.S. offer and tendering Pechiney securities.

6.    RESULTS OF THE U.S. AND FRENCH OFFERS


The CMF is expected to publish the results of the offers on a preliminary basis six or seven French trading days after the expiration date and on a definitive basis not more than nine French trading days following the expiration date of the offer period.


7.    RIGHT TO DIVIDENDS

DIVIDEND OF ALCAN:


The new Alcan Common Shares issued in connection with this offer will have the same dividend and other rights as Alcan's other Common Shares. If any dividends are declared on the Alcan Common Shares before the date on which a tendering holder acquires ownership pursuant to this offer, that holder will not be entitled to receive those dividends.



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Alcan has declared a quarterly dividend for the fourth quarter of the 2003 fiscal year of $0.15. Such dividend will be paid on December 19, 2003 to holders of record on November 20, 2003. If the offers are successful, the settlement date will fall after the record date for the fourth quarter dividend, and, as a result the Alcan Common Shares delivered to tendering Pechiney securityholders will not entitle such holders to receive that fourth-quarter dividend.


DIVIDEND OF PECHINEY:

If any dividends are declared on the Pechiney Common Shares or Pechiney ADSs tendered in these offers before the date on which we acquire ownership, the registered holder of those securities as of the record date specified or applicable in connection with such dividend declaration will receive the dividends.

8.    LISTING OF ALCAN COMMON SHARES

Alcan has applied to list its Alcan Common Shares on the Premier Marche of the Euronext Paris, subject to the successful completion of the U.S. and French offers.

9.    TAX REGIME GOVERNING THE U.S. OFFER

Please refer to the "Taxation" section in the Prospectus for a discussion of the tax implications of the U.S. offer.

10.   REMUNERATION OF THE FINANCIAL INTERMEDIARIES


Alcan will pay the brokerage fees, if any, and related value added taxes incurred by Pechiney securityholders tendering into this offer, up to a limit of 0.3% of the value of the Pechiney security tendered, and subject to a maximum amount of E150 per account, including all taxes. These fees will not be paid in the event that the offer is withdrawn or lapses. Financial intermediaries will be paid a fee, net of tax, of E0.50 per Pechiney Common Share and E0.05 per Pechiney Bonus Allocation Right tendered into this offer, with a minimum fee of E8 per account and a maximum fee of E200 per account. This fee will not be paid in the event that the offer is withdrawn or lapses and will not be paid in any event with respect to tendered Pechiney securities owned by such financial intermediaries.



YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON NOVEMBER 24, 2003, UNLESS THE EXPIRATION DATE OF THE FRENCH OFFER PERIOD IS SET AT A LATER DATE OR UNLESS THE U.S. OFFER IS EXTENDED. THE FINAL EXPIRATION DATE OF THE FRENCH OFFER HAS NOT BEEN ANNOUNCED BY THE CMF AND MAY BE LATER THAN THE DATE SET FORTH IN THE PRIOR SENTENCE. THE EXPIRATION DATE OF THE U.S. OFFER WILL BE ALIGNED WITH THE EXPIRATION DATE OF THE FRENCH OFFER AS ESTABLISHED BY THE CMF. ANY EXTENSION OF THE FRENCH OFFER PERIOD BY THE CMF WILL TRIGGER A CORRESPONDING EXTENSION OF THE U.S. OFFER. IN THE EVENT THAT THE CMF EXTENDS THE OFFER PERIOD, ALCAN WILL, ON THE SAME DAY, ISSUE A PRESS RELEASE PUBLICIZING THE CMF'S DECISION AND ANNOUNCING THE EFFECTS OF THIS DECISION ON THE U.S. OFFER, INCLUDING THE EXPIRY DATE AND TIME OF THE EXTENDED OFFER PERIOD.


YOU SHOULD FORWARD A COPY OF THE PROSPECTUS TO YOUR U.S. CLIENTS.


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Any inquiries you have with respect to the U.S. offer should be addressed to
D.F. King & Co., Inc., the information agent, at 48 Wall Street, New York, New York 10005, (212) 269-5550. You may request copies of the Prospectus from the information agent.




                                    Very truly yours,



                                    MORGAN STANLEY & CO INTERNATIONAL LTD
                                    LAZARD FRERES BANQUE


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